Exhibit 99.1

Pattern Energy Reports Second Quarter 2018 Financial Results
- Declares dividend of $0.4220 per Class A common share for third quarter 2018 -

SAN FRANCISCO, California, August 9, 2018 - Pattern Energy Group Inc. (the “Company” or “Pattern Energy”) (NASDAQ & TSX: PEGI) today announced its financial results for the 2018 second quarter.

Highlights
(Comparisons made between fiscal Q2 2018 and fiscal Q2 2017 results, unless otherwise noted)

•	Proportional gigawatt hours ("GWh") sold of 2,263 GWh, up 7%

•	Net cash provided by operating activities of $95.7 million

•	Cash available for distribution ("CAFD") of $58.7 million, up 19% and on track to meet full year guidance(1)

•	Net loss of $1.8 million

•	Adjusted EBITDA of $108.4 million, up 18%

•	Revenue of $139.9 million, up 30%

•	Declared a third quarter dividend of $0.4220 per Class A common share or $1.688 on an annualized basis, subsequent to the end of the period, unchanged from the previous quarter's dividend

•
Announced an agreement to sell the Company’s operations in Chile, which principally consist of its 81 megawatt (“MW”) owned interest in the 115 MW El Arrayán Wind project (“El Arrayán Wind”) for which Pattern Energy will receive cash consideration of $68.5 million

•	Returned the Santa Isabel project in Puerto Rico to full generating capacity with the consent of the Puerto Rico Electric Power Authority ("PREPA")

•
Since April 1, 2018, and including a funding to be made today, invested $50.9 million in Pattern Energy Group 2 LP ("Pattern Development 2.0"); Pattern Energy's ownership level will increase to approximately 29% following a redemption to occur shortly at Pattern Development 2.0

“It was a great quarter with CAFD up 19%, as production was solid and our disciplined cost management initiatives delivering results. We are on track to achieve our targeted CAFD(1) for the year,” said Mike Garland, President and CEO of Pattern Energy. “At 29% ownership of Pattern Development 2.0, we will have achieved our target ownership level in the development business which we believe will provide meaningful value to shareholders. Our identified ROFO ("right of first offer") list with Pattern Development 2.0 has grown by four new projects since our original investment in June of last year. We anticipate the first realized development transaction gains by the end of 2018 or early 2019, and returns from those gains will be retained and reinvested in the development business. Developing, owning and operating one of the very best portfolios in the renewables market can be challenging, but we are in a great position to generate long-term value in this exciting market.”
(1) The forward looking measure of 2018 full year cash available for distribution (CAFD) is a non-GAAP measure that cannot be reconciled to net cash provided by operating activities as the most directly comparable GAAP financial measure without unreasonable effort primarily because of the uncertainties involved in estimating forward-looking changes in working capital balances which are added to earnings to arrive at cash provided by operations and subtracted therefrom to arrive at CAFD. A description of the adjustments to determine CAFD can be found within Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations - Key Metrics, of Pattern Energy's 2018 Quarterly Report on Form 10-Q for the period ended June 30, 2018.

Financial and Operating Results
Pattern Energy sold 2,262,811 megawatt hours ("MWh") of electricity on a proportional basis in the second quarter of 2018 compared to 2,111,627 MWh sold in the same period last year. Pattern Energy sold 4,398,526 MWh of electricity on a proportional basis for the six months ended June 30, 2018 ("YTD 2018") compared to 4,135,510 MWh sold in the same period last year. The 7% increase in the quarterly period was primarily due to volume increases as a result of acquisitions in 2017 and 2018 and favorable wind compared to last year, partially offset by curtailment at the Santa Isabel project. Production for the quarter was 2% below the long-term average forecast for the period.

Net cash provided by operating activities was $95.7 million for the second quarter of 2018 compared to $113.4 million for the same period last year. Net cash provided by operating activities was $123.5 million for YTD 2018 as compared to $157.2 million for the same period last year. The decrease in the quarterly period of $17.7 million was primarily due to $2.9 million in increased transmission costs due to acquisitions in 2017, increased interest payments of $3.6 million, and increased payments of $43.1 million in payable, accrued and current liabilities, due primarily to the timing of payments. The decrease to net cash provided by operating activities was partially offset by a $32.9 million increase in revenue (excluding unrealized loss on energy derivative and amortization of power purchase agreements ("PPAs")).
Cash available for distribution was $58.7 million for the second quarter of 2018, compared to $49.2 million for the same period last year. Cash available for distribution was $101.7 million for YTD 2018 compared to $94.4 million for the same period in the prior year. The $9.4 million, or 19.1% increase in the quarterly period was primarily due to a $32.9 million increase in revenues (excluding the unrealized loss on the energy derivative and amortization of PPAs) due to acquisitions in 2017 and early 2018 and a $4.4 million increase in total distributions from unconsolidated investments. The improvement was partially offset by a $8.0 million decrease in network upgrade reimbursement, a $5.6 million increase in distributions to noncontrolling interests, a $3.6 million increase in interest expense (excluding amortization of financing costs and debt discount/premium), a $2.9 million increase in transmission costs, a $2.7 million decrease in other and a $1.9 million increase in principal payments of project-level debt.
Net loss was $1.8 million in the second quarter of 2018, compared to a net loss of $14.7 million for the same period last year. Net loss was $14.4 million for YTD 2018 compared to $12.1 million in the same period last year. The improvement of $12.9 million in the quarterly period was primarily attributable to a $32.2 million increase in revenues due to acquisitions in 2017 and 2018, and a $2.7 million decrease in general and administrative expenses. These improvements were partially offset by increases of $9.6 million in cost of revenues due to the acquisitions in 2017 and 2018, a $4.2 million increase in impairment loss related to Chile assets held for sale, and a $8.1 million increase in other expense primarily related to decreased earnings from unconsolidated investments.
Adjusted EBITDA was $108.4 million for the second quarter of 2018 compared to $91.9 million for the same period last year. Adjusted EBITDA was $212.6 million for YTD 2018 compared to $190.1 million for the same period last year. The $16.5 million increase in the quarterly period was primarily due to a $32.9 million increase in revenue (excluding unrealized loss on energy derivative and amortization of PPAs) primarily attributable to volume increases as a result of the 2017 and 2018 acquisitions and favorable wind compared to last year, partially offset by curtailment at the Santa Isabel project and a $2.7 million decrease in general and administrative expenses primarily due to lower audit and consulting fees in 2018 compared to 2017. The increase was partially offset by a $17.2 million decrease in earnings from unconsolidated investments, a $2.9 million increase in transmission costs, and a $1.2 million increase in net loss on transactions, primarily related to the Chile assets held for sale.
2018 Financial Guidance
Pattern Energy is re-confirming its targeted annual cash available for distribution(2) for 2018 within a range of $151 million to $181 million, representing an increase of 14% compared to cash available for distribution in 2017.
(2) The forward looking measure of 2018 full year cash available for distribution (CAFD) is a non-GAAP measure that cannot be reconciled to net cash provided by operating activities as the most directly comparable GAAP financial measure without unreasonable effort primarily because of the uncertainties involved in estimating forward-looking changes in working capital balances which are added to earnings to arrive at cash provided by operations and subtracted therefrom to arrive at CAFD. A description of the adjustments to determine CAFD can be found within Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations - Key Metrics, of Pattern Energy's 2018 Quarterly Report on Form 10-Q for the period ended June 30, 2018.
Quarterly Dividend
Pattern Energy declared a dividend for the third quarter 2018, payable on October 31, 2018, to holders of record on September 28, 2018 in the amount of $0.4220 per Class A common share, which represents $1.688 on an annualized basis. The amount of the third quarter 2018 dividend is unchanged from the second quarter 2018 dividend.
Acquisition Pipeline
Pattern Development 1.0 and Pattern Development 2.0 (together, the "Pattern Development Companies") have a pipeline of development projects totaling more than 10 GW. Pattern Energy has a ROFO on the pipeline of acquisition opportunities from the Pattern Development Companies. The identified ROFO list stands at 706 MW of potential owned capacity and represents a portion of the pipeline of development projects of the Pattern Development Companies, which are subject to Pattern Energy’s ROFO. Since its IPO, Pattern Energy has purchased, or agreed to purchase, 1,564 MW from Pattern Development 1.0 and in aggregate grown the identified ROFO list from 746 MW to more than 2 GW.

Below is a summary of the identified ROFO projects that Pattern Energy has the right to purchase from the Pattern Development Companies in connection with its respective purchase rights:

						Capacity (MW)
Identified ROFO Projects	Status	Location	Construction Start (1)	Commercial Operations (2)	Contract Type	Rated (3)	Pattern Development- Owned (4)
Pattern Development 1.0 Projects
Belle River	Operational	Ontario	2016	2017	PPA	100	43
North Kent	Operational	Ontario	2017	2018	PPA	100	35
Henvey Inlet	In construction	Ontario	2017	2019	PPA	300	150
Pattern Development 2.0 Projects
Stillwater Big Sky	In construction	Montana	2017	2018	PPA	79	67
Crazy Mountain	Late stage development	Montana	2019	2019	PPA	80	68
Grady	In construction	New Mexico	2018	2019	PPA	220	188
Sumita	Late stage development	Japan	2019	2021	PPA	100	55
Ishikari	Late stage development	Japan	2019	2022	PPA	100	100
						1,079	706

(1)	Represents year of actual or anticipated commencement of construction.

(2)	Represents year of actual or anticipated commencement of commercial operations.

(3)
Rated capacity represents the maximum electricity generating capacity of a project in MW. As a result of weather and other conditions, a project or a turbine will not operate at its rated capacity at all times and the amount of electricity generated will be less than its rated capacity. The amount of electricity generated may vary based on a variety of factors.

(4)
Pattern Development-Owned capacity represents the maximum, or rated, electricity generating capacity of the project in MW multiplied by Pattern Development 1.0's or Pattern Development 2.0's percentage ownership interest in the distributable cash flow of the project.

Cash Available for Distribution and Adjusted EBITDA Non-GAAP Reconciliations
The following tables reconcile non-GAAP net cash provided by operating activities to cash available for distribution and net loss to Adjusted EBITDA, respectively, for the periods presented (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Net cash provided by operating activities(1)	$95,720	$113,431	$123,544	$157,183
Changes in operating assets and liabilities	(10,079)	(61,379)	18,497	(47,956)
Network upgrade reimbursement	294	8,273	576	8,590
Release of restricted cash	—	—	2,488	—
Operations and maintenance capital expenditures	(10)	(117)	(271)	(263)
Distributions from unconsolidated investments(2)	(1,948)	4,185	4,333	8,390
Other	2,147	4,808	3,007	1,376
Less:
Distributions to noncontrolling interests	(12,088)	(6,517)	(21,275)	(9,164)
Principal payments paid from operating cash flows	(15,374)	(13,445)	(29,177)	(23,771)
Cash available for distribution	$58,662	$49,239	$101,722	$94,385
(1) Included in net cash provided by operating activities for the three and six months ended June 30, 2018 and 2017 are the portions of distributions from unconsolidated investments paid from cumulative earnings representing the return on investment.
(2) Distributions from unconsolidated investments for the three months ended June 30, 2018 includes an adjustment for a March 2018 distribution received in April 2018 previously included in the first quarter 2018 cash available for distribution.

Three months ended June 30,		Six months ended June 30,
2018	2017	2018	2017

Net loss	$(1,774)	$(14,684)	$(14,394)	$(12,145)
Plus:
Interest expense, net of interest income	27,284	24,238	52,394	46,299
Tax provision	4,410	4,541	11,194	9,316
Depreciation, amortization and accretion	62,766	52,752	125,416	99,979
EBITDA	92,686	66,847	174,610	143,449
Unrealized loss on energy derivative (1)	3,626	4,663	14,673	7,021
(Gain) loss on derivatives	(8,801)	4,751	(14,461)	5,399
Impairment loss	4,238	—	4,238	—
Other	—	807	—	1,119
Adjustments from unconsolidated investments
Plus, proportionate share from unconsolidated investments:
Interest expense, net of interest income	9,506	9,498	18,974	18,838
Tax benefit	(207)	—	(207)	—
Depreciation, amortization and accretion	8,741	8,575	17,509	17,029
Gain on derivatives	(1,379)	(3,272)	(2,714)	(2,788)
Adjusted EBITDA	$108,410	$91,869	$212,622	$190,067
(1)    Amount is included in electricity sales on the consolidated statements of operations.
Conference Call and Webcast
Pattern Energy will host a conference call and webcast to discuss these results at 10:30 a.m. Eastern Time on Thursday, August 9, 2018. Mike Garland, President and CEO, and Mike Lyon, CFO, will co-chair the call. Participants should call (888) 231-8191 or (647) 427-7450 and ask an operator for the Pattern Energy earnings call. Please dial in 10 minutes prior to the call to secure a line. A replay will be available shortly after the call. To access the replay, please dial (855) 859-2056 or (416) 849-0833 and enter access code 3199694. The replay recording will be available until 11:59 p.m. Eastern Time, August 30, 2018.
A live webcast of the conference call will be also available on the events page in the investor section of Pattern Energy’s website at www.patternenergy.com. An archived webcast will be available for one year.
About Pattern Energy
Pattern Energy Group Inc. (Pattern Energy) is an independent power company listed on the NASDAQ Global Select Market and Toronto Stock Exchange. Pattern Energy has a portfolio of 24 wind and solar power facilities, including one project it has agreed to acquire and one project it has agreed to sell, with a total owned interest of 2,861 MW in the United States, Canada, Japan and Chile that use proven, best-in-class technology. Pattern Energy’s wind and solar power facilities generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of the business. For more information, visit www.patternenergy.com.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, including statements regarding the ability to achieve the 2018 cash available for distribution target; the ability to fund an additional investment into Pattern Development 2.0 shortly and for redemptions of certain other investors in Pattern Development 2.0 to occur; the ability to consummate the agreement to sell the Company’s operations in Chile; the ability of the investments in development to provide meaningful value to shareholders; the timing of the receipt of the first development profits (if ever); and the ability of the Company’s portfolio to generate long-term value. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Company's annual report on Form 10-K and any quarterly reports on Form 10-Q. The risk factors and other factors noted therein could cause actual events or the Company's actual results to differ materially from those contained in any forward-looking statement.
# # #

Contacts:

Media Relations Matt Dallas 917-363-1333 matt.dallas@patternenergy.com	Investor Relations Ross Marshall 416-526-1563 ross.marshall@loderockadvisors.com

Pattern Energy Group Inc. Consolidated Balance Sheets (In thousands of U.S. Dollars, except share data) (Unaudited)
	June 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$116,538	$116,753
Restricted cash	4,336	9,065
Counterparty collateral	5,824	29,780
Trade receivables	59,371	54,900
Derivative assets, current	16,148	19,445
Prepaid expenses	18,660	17,847
Deferred financing costs, current, net of accumulated amortization of $2,409 and $2,580 as of June 30, 2018 and December 31, 2017, respectively	1,422	1,415
Assets held for sale	307,231	—
Other current assets	21,726	21,105
Total current assets	551,256	270,310
Restricted cash	10,004	12,162
Major construction advances	48,898	—
Construction in progress	192,317	—
Property, plant and equipment, net	3,797,098	3,965,121
Unconsolidated investments	343,512	311,223
Derivative assets	17,341	9,628
Deferred financing costs	8,744	7,784
Net deferred tax assets	3,353	6,349
Finite-lived intangible assets, net	226,422	136,048
Goodwill	57,736	—
Other assets	27,421	22,906
Total assets	$5,284,102	$4,741,531

Pattern Energy Group Inc. Consolidated Balance Sheets (In thousands of U.S. Dollars, except share data) (Unaudited)
	June 30,	December 31,
	2018	2017
Liabilities and equity
Current liabilities:
Accounts payable and other accrued liabilities	$38,799	$53,615
Accrued construction costs	9,383	1,369
Counterparty collateral liability	5,824	29,780
Accrued interest	14,383	16,460
Dividends payable	42,072	41,387
Derivative liabilities, current	3,188	8,409
Revolving credit facility	201,000	—
Current portion of long-term debt, net	61,583	51,996
Liabilities related to assets held for sale	207,073	—
Other current liabilities	25,643	14,018
Total current liabilities	608,948	217,034
Long-term debt, net	1,923,743	1,878,735
Derivative liabilities	24,464	20,972
Net deferred tax liabilities	116,849	56,491
Finite-lived intangible liability, net	58,195	51,194
Contingent liabilities	165,214	62,398
Other long-term liabilities	152,998	106,565
Total liabilities	3,050,411	2,393,389
Commitments and contingencies
Equity:
Class A common stock, $0.01 par value per share: 500,000,000 shares authorized; 98,096,323 and 97,860,048 shares outstanding as of June 30, 2018 and December 31, 2017, respectively	983	980
Additional paid-in capital	1,210,610	1,234,846
Accumulated income (loss)	—	(112,175)
Accumulated other comprehensive loss	(32,756)	(25,691)
Treasury stock, at cost; 178,346 and 157,812 shares of Class A common stock as of June 30, 2018 and December 31, 2017, respectively	(3,892)	(3,511)
Total equity before noncontrolling interest	1,174,945	1,094,449
Noncontrolling interest	1,058,746	1,253,693
Total equity	2,233,691	2,348,142
Total liabilities and equity	$5,284,102	$4,741,531

Pattern Energy Group Inc.
Consolidated Statements of Operations
(In thousands of U.S. dollars, except per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Revenue:
Electricity sales	$135,951	$105,736	$238,098	$204,170
Other revenue	3,989	2,024	13,501	4,423
Total revenue	139,940	107,760	251,599	208,593
Cost of revenue:
Project expense	33,665	33,405	68,227	62,505
Transmission costs	7,643	4,722	14,833	4,792
Depreciation, amortization and accretion	54,979	48,518	110,431	92,258
Total cost of revenue	96,287	86,645	193,491	159,555
Gross profit	43,653	21,115	58,108	49,038
Operating expenses:
General and administrative	9,089	11,777	19,795	22,901
Related party general and administrative	3,663	3,576	7,731	7,002
Impairment loss	4,238	—	4,238	—
Total operating expenses	16,990	15,353	31,764	29,903
Operating income	26,663	5,762	26,344	19,135
Other expense:
Interest expense	(27,709)	(24,839)	(53,153)	(47,394)
Gain (loss) on derivatives	8,801	(4,751)	14,461	(5,399)
Earnings (loss) in unconsolidated investments, net	(742)	14,519	17,470	31,395
Net loss on transactions	(2,002)	(807)	(3,100)	(1,119)
Other income (expense), net	(2,375)	(27)	(5,222)	553
Total other expense	(24,027)	(15,905)	(29,544)	(21,964)
Net income (loss) before income tax	2,636	(10,143)	(3,200)	(2,829)
Tax provision	4,410	4,541	11,194	9,316
Net loss	(1,774)	(14,684)	(14,394)	(12,145)
Net loss attributable to noncontrolling interest	(34,492)	(28,904)	(183,034)	(32,018)
Net income attributable to Pattern Energy	$32,718	$14,220	$168,640	$19,873

Weighted-average number of common shares outstanding
Basic	97,459,472	87,065,591	97,444,016	87,064,110
Diluted	97,496,217	87,217,381	105,662,687	87,257,130
Earnings per share attributable to Pattern Energy
Class A common stock:
Basic	$0.34	$0.16	$1.73	$0.23
Diluted	$0.34	$0.16	$1.67	$0.23
Dividends declared per Class A common share	$0.42	$0.42	$0.84	$0.83

Pattern Energy Group Inc. Consolidated Statements of Cash Flows (In thousands of U.S. dollars) (Unaudited)
	Six months ended June 30,
	2018	2017
Operating activities
Net loss	$(14,394)	$(12,145)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization and accretion	110,431	92,258
Contingent liability accretion	5,716	—
Impairment loss	4,238	—
Amortization of financing costs	2,526	3,852
Amortization of debt discount/premium, net	2,477	2,227
Amortization of power purchase agreements, net	3,894	1,489
Loss (gain) on derivatives	(1,542)	10,331
Stock-based compensation	2,277	2,768
Deferred taxes	10,914	9,149
Earnings in unconsolidated investments, net	(17,470)	(31,395)
Distributions from unconsolidated investments	33,041	31,710
Other reconciling items	(67)	(1,017)
Changes in operating assets and liabilities:
Counterparty collateral asset	23,956	9,199
Trade receivables	(9,689)	(7,995)
Prepaid expenses	899	2,202
Other current assets	6,316	(3,638)
Other assets (non-current)	(1,737)	2,561
Accounts payable and other accrued liabilities	(13,889)	31,001
Counterparty collateral liability	(23,956)	(9,199)
Accrued interest	166	8,569
Other current liabilities	(7,141)	4,333
Long-term liabilities	7,858	10,648
Contingent liabilities	(1,508)	275
Derivatives	228	—
Net cash provided by operating activities	123,544	157,183
Investing activities
Cash paid for acquisitions, net of cash and restricted cash acquired	(157,543)	(170,028)
Payment for construction advances/deposits	(53,727)	—
Payment for construction in progress	(24,644)	—
Capital expenditures	(7,441)	(39,087)
Distributions from unconsolidated investments	4,333	8,390
Other assets	(319)	7,552
Investment in Pattern Development 2.0	(57,055)	—
Other investing activities	—	12
Net cash used in investing activities	(296,396)	(193,161)

Pattern Energy Group Inc. Consolidated Statements of Cash Flows (In thousands of U.S. dollars) (Unaudited)
	Six months ended June 30,
	2018	2017
Financing activities
Dividends paid	(82,487)	(71,544)
Capital distributions - noncontrolling interest	(21,274)	(9,163)
Payment for financing fees	(6,954)	(7,740)
Proceeds from revolving credit facility	333,000	85,000
Repayment of revolving credit facility	(132,000)	(205,000)
Proceeds from long-term debt	126,775	404,395
Repayment of long-term debt	(34,541)	(74,824)
Repayment of note payable - related party	(909)	—
Other financing activities	154	(3,618)
Net cash provided by financing activities	181,764	117,506
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2,388)	2,248
Net increase in cash, cash equivalents and restricted cash including cash classified within current assets and liabilities held for sale	6,524	83,776
Add: Net (decrease) in cash classified within current assets and liabilities held for sale	(13,626)	—
Net change in cash, cash equivalents and restricted cash	(7,102)	83,776
Cash, cash equivalents and restricted cash at beginning of period	137,980	109,371
Cash, cash equivalents and restricted cash at end of period	$130,878	$193,147
Supplemental disclosures
Cash payments for income taxes	$443	$288
Cash payments for interest expense	$48,721	$33,666
Business combination:
Assets acquired, net of cash and restricted cash acquired	$627,241	$665,014
Liabilities assumed	352,570	148,456
Less: Noncontrolling interests	11,113	325,600
Net assets acquired, net of cash and restricted cash acquired	$263,558	$190,958
Schedule of non-cash activities
Change in property, plant and equipment	$117,103	$1,110
Change in other assets	$202	$2,492
Accrual of dividends	$87	$—